                                                                      Exhibit 11



                            STATEMENT RE COMPUTATION
                              OF PER SHARE EARNINGS



                                             THREE MONTHS ENDED          SIX MONTHS ENDED
                                                   JUNE 30,                   JUNE 30,
                                           ----------------------   -----------------------
                                              1999         1998         1999         1998
                                           ----------   ----------   ----------   ----------
Numerator:
   Net income for basic and
     diluted earnings per share            $  444,000    1,063,000   $  902,000   $1,366,000
                                           ----------   ----------   ----------   ----------


Denominator:
   Denominator for basic earnings
     per common share -
     weighted-average shares                3,979,367    3,970,113    3,978,284    3,962,199

   Effect of dilutive securities:
     Employee stock options                     9,662       18,342        8,216        9,227
                                           ----------   ----------   ----------   ----------

   Denominator for diluted earnings
     per common share -
     weighted-average shares                3,989,029    3,988,455    3,986,500    3,971,426
                                           ==========   ==========   ==========   ==========


Basic earnings per common share            $     0.11   $     0.27   $     0.23   $     0.34
                                           ==========   ==========   ==========   ==========

Diluted earnings per common share          $     0.11   $     0.27   $     0.23   $     0.34
                                           ==========   ==========   ==========   ==========
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